AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1997
                                                    REGISTRATION NO. 333-_______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------


                              SUNPHARM CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 F593097048
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)               Identification Number)

                         4651 SALISBURY ROAD, SUITE 205
                           JACKSONVILLE, FLORIDA 32256
                                 (904) 296-3320
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                   STEFAN BORG
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         4651 SALISBURY ROAD, SUITE 205
                           JACKSONVILLE, FLORIDA 32256
                                 (904) 296-3320
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------

                                   Copies to:
                             ANDREWS & KURTH L.L.P.
                        2170 BUCKTHORNE PLACE, SUITE 150
                           THE WOODLANDS, TEXAS 77380
                                 (713) 220-4801
                              ATTN: JEFFREY L. WADE
                      ------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                      ------------------------------------


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
  TITLE OF EACH CLASS OF         SHARES TO BE       PROPOSED MAXIMUM OFFERING         PROPOSED MAXIMUM        AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED      REGISTERED(2)          PRICE PER SHARE(3)       AGGREGATE OFFERING PRICE(3)          FEE (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share.............     58,920(1)(2)               $5.57                         $328,185                    $100
====================================================================================================================================

(1) Consists of 56,920 shares that are issuable upon the exercise of certain options and 2,000 shares that are issuable upon the exercise of certain warrants.
(2) The Registrant registered the offer and sale of 1,478,246 shares of Common Stock by certain Selling Stockholders pursuant to a Registration Statement on Form S-3 (Registration No. 333-33253), in connection with which the Registrant paid a registration fee of $1,218. Pursuant to Rule 429, the Prospectus included in this Registration Statement relates to the offer and sale of the 58,920 shares of Common Stock registered hereby and the
     1,439,996 shares of Common Stock registered pursuant to such previous Registration Statement that had not been sold pursuant thereto as of November 20,1997.
(3) Pursuant to Rule 457(c), the registration fee is calculated based upon the average of the high and low sale prices for the Common Stock reported by the Nasdaq Small Cap Market on November 20, 1997.

                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                              SUNPHARM CORPORATION


                               1,498,916 SHARES OF
                                  COMMON STOCK

         This Prospectus relates to the offering of up to 1,498,916 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock") of SunPharm Corporation ("SunPharm" or the "Company") by the selling stockholders named herein (the "Selling Stockholders"). The Shares covered by this Prospectus consist of (i) 816,010 shares of Common Stock that are issued and outstanding as of the date of this Prospectus, (ii) 614,301 shares of Common Stock issuable upon the exercise of certain outstanding warrants, and (iii) 68,605 shares of Common Stock issuable upon the exercise of certain outstanding options. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders other than the applicable exercise price per share of the such warrants and options. The Company's Common Stock is traded on The Nasdaq Small Cap Market under the symbol "SUNP." On November 20, 1997, the last reported sales price of the Common Stock was $5.625 per share.

         All or part of the Shares may be offered by the Selling Stockholders from time to time for their own account in transactions on The Nasdaq Small Cap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commission from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders, and has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Shares by the Selling Stockholders and any commissions received by any such broker-dealer may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

         The  Shares  have  not  been   registered   for  sale  by  the  Selling
Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

                           ---------------------------


                        THESE ARE SPECULATIVE SECURITIES.
        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
                      "RISK FACTORS" COMMENCING ON PAGE 5.

                           ---------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------


                The date of this Prospectus is November 21, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, such materials and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

         The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission pursuant to the Exchange Act (File No. 0- 27578) are hereby incorporated by reference into this Prospectus:

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

         2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

         3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997;

         4. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997;

         5.   The Company's Current Report on Form 8-K dated April 14, 1997; and

         6. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 18, 1996.

         All reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO SUNPHARM CORPORATION, 4651 SALISBURY ROAD, SUITE 205, JACKSONVILLE, FLORIDA 32256,
ATTENTION: STEFAN BORG, TELEPHONE NUMBER (904) 296-3320.

         No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.

                                   THE COMPANY

         THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDING "RISK FACTORS" APPEARING ELSEWHERE IN THIS PROSPECTUS AND THE FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCORPORATED BY REFERENCE HEREIN (THE "ANNUAL REPORT"). EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" BEGINNING AT PAGE 5 OF THIS PROSPECTUS AND THOSE DISCUSSED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" CONTAINED IN THE ANNUAL REPORT, AS WELL THOSE DISCUSSED ELSEWHERE IN THE PROSPECTUS, THE ANNUAL REPORT OR ANY OTHER DOCUMENT INCORPORATED BY REFERENCE HEREIN PRIOR TO THE TERMINATION OF THE OFFERING.

         SunPharm Corporation ("SunPharm" or the "Company") is a development stage company engaged in the development of small molecule pharmaceutical products, consisting of novel polyamine analogues and other proprietary compounds invented at the University of Florida and licensed exclusively worldwide to the Company. The Company's drug development efforts are centered around three main areas: (i) cancer, (ii) acquired immunodeficiency syndrome ("AIDS") and (iii) gastrointestinal disorders. The Company currently has 13 potential products in various stages of research or development.

         Three of the Company's polyamine analogue products are in Phase I or II human clinical trials. Diethylhomospermine ("DEHOP") is currently in Phase II human clinical trials for the treatment of AIDS-related chronic diarrhea. DEHOP is also in a Phase I clinical trial for cancer, commenced in September 1996 under the supervision of the University of Wisconsin through a federal grant from the National Cancer Institute. Another of the Company's products, diethylnorspermine ("DENSPM"), recently reached the maximum tolerated dose in a Phase I human clinical trial for the treatment of refractory solid cancer. The Investigational New Drug ("IND") application relating to DENSPM was transferred to the Company's strategic alliance partner, Warner-Lambert Company ("Warner-Lambert"). Warner-Lambert is expected to commence Phase II clinical trials of DENSPM in the second half of 1997.

         The Company's strategy is to develop products both independently and through strategic alliances, pursuant to which the Company will seek financial, preclinical and clinical trial and marketing assistance from larger pharmaceutical companies for drugs with broad market potential, while retaining parallel manufacturing and/or marketing rights for all or part of those markets. Consistent with this strategy, the Company sublicensed worldwide rights (excluding Japan) to manufacture and market DENSPM for all cancer applications to Warner-Lambert in May 1993 and sublicensed such rights in Japan to Nippon Kayaku Co., Ltd. ("Nippon Kayaku") in February 1994. Warner-Lambert and Nippon Kayaku have agreed to make staged payments to SunPharm for license fees and research and development milestones, of which an aggregate of $2.85 million has been paid to date, and to pay royalties for sales of products incorporating DENSPM. In addition, Warner-Lambert and Nippon Kayaku have agreed to fund and administer all further human clinical trials which may be conducted for DENSPM.

         The Company was incorporated in Delaware in 1990 as Lexigen, Incorporated and in 1991 changed its name to SunPharm Corporation. The Company's principal executive offices are located at 4651 Salisbury Road, Suite 205, Jacksonville, Florida 32256 (telephone number (904) 296-3320). SunPharm supports a principal research facility at the University of Florida in Gainesville, Florida.

                                  RISK FACTORS

         IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH THE
INFORMATION   AND  FINANCIAL  DATA  SET  FORTH  IN  THE  REPORTS  AND  DOCUMENTS
INCORPORATED BY REFERENCED HEREIN, PRIOR TO PURCHASING ANY SHARES OF COMMON STOCK OFFERED HEREBY.

DEVELOPMENT STAGE COMPANY

         The Company is in the development stage and has realized only limited revenues, all of which have been derived from payments from Warner-Lambert and Nippon Kayaku in connection with license fees and achieving identified research milestones with respect to DENSPM. The Company has generated no revenues from product sales, and it does not expect to generate revenue from product sales for at least several years. The Company has incurred net losses since commencement of its operations and it expects to continue to incur losses for the foreseeable future. As of September 30, 1997, the Company had an accumulated deficit of $14.5 million. Moreover, there can be no assurance that the Company will successfully complete the transition from a development company to successful operations and/or profitability.

NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT OR COMMERCIALIZATION

         Since its inception, the Company has devoted its efforts exclusively to the research and development of potential pharmaceutical products based primarily upon its licensed polyamine analogue and metal chelator technologies. While one of the Company's polyamine analogues, DEHOP, is presently in Phase II human clinical trials, and another analogue, DENSPM, has competed Phase I human clinical trials, such trials will not be sufficient to demonstrate their safety or efficacy, and substantial further human clinical trials must be successfully completed before such products may be approved for commercialization. There can be no assurance that DEHOP or DENSPM, or any other potential product currently in development or developed in the future, will prove to be safe or effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully marketed.

NEED FOR ADDITIONAL FINANCING

         The Company has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from equity financings. The Company has expended and will continue to expend substantial funds to continue the research and development of its products, conduct preclinical and clinical trials, establish clinical and commercial scale manufacturing in its own facilities or in the facilities of others and market its products. The amount and timing of such expenditures are subject to a number of factors. Based on its current operating plan, the Company anticipates that its existing capital resources will be adequate to satisfy its capital needs through the first quarter of 1999, but will not be sufficient to fund the Company's operations to the point of introduction of a commercially successful product. The Company's rights to receive payments from Warner-Lambert and Nippon Kayaku are dependent upon the achievement of certain development and commercialization milestones by Warner-Lambert and Nippon Kayaku, respectively, and are not within the control of the Company. Further, the capability of Warner-Lambert and Nippon Kayaku to achieve such milestones depends upon the availability and/or prioritization of sufficient funding to support necessary testing of DENSPM, the availability of trained and experienced staff for testing and the results of such testing, among other factors. As a result, no assurance can be made that such milestones will be achieved or that such payments will be received by the Company.

         The Company will require significant levels of additional capital, which it intends to raise through additional equity or debt financing, additional arrangements with corporate partners or from other sources. No assurance can be given that the necessary funds will be available for the Company to finance its development on acceptable terms or at all. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

         Research, preclinical development, clinical trials and the manufacturing and marketing of therapeutic products under development by the Company are subject to extensive regulation by government authorities in the United States and other countries, including, but not limited to, the United States Food and Drug Administration ("FDA"). In order to obtain approval to commercialize a product, the Company must demonstrate to the satisfaction of the FDA and comparable authorities in other countries that such product is safe and effective for its intended uses and that the Company is capable of manufacturing the product to the applicable standards. In the United States, this requires that the product undergo extensive preclinical testing, that the Company file an IND with the FDA prior to commencing human clinical trials and that the Company file a New Drug Application requesting FDA approval for commercial marketing of the product.

         The approval process for the Company's product candidates is likely to take at least several years and will involve significant expenditures for which additional financing will be required. The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. Although Phase I and Phase II clinical trials of DENSPM and DEHOP, respectively, are presently being conducted, further clinical trials, including large, time-consuming and more costly Phase II and Phase III clinical trials, will be required to demonstrate the safety and efficacy of DENSPM and DEHOP. There can be no assurance that the Company will have sufficient resources to complete the required regulatory review process or that the Company could survive the inability to obtain, or delays in obtaining, such approvals. Moreover, even if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Furthermore, a marketed drug, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturers, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Further, additional government regulation may be established that could prevent or delay regulatory approval of the Company's products.

DEPENDENCE ON EXCLUSIVE LICENSE

         All of the Company's development and commercialization rights for its products are derived from its license agreement with the University of Florida Research Foundation, Inc. (the "Foundation"). The Company's rights under the license agreement are subject to early termination under certain circumstances, including failure to pay royalties or other material breach by the Company, bankruptcy of the Company or failure by the Company to carry on its business, failure to commence marketing of a licensed product within six months of approval in any specific market, and failure to comply with the terms of the Company's sponsored research agreement with the University of Florida, among others. In the event that the license agreement terminates for any reason, the Company's rights to manufacture and market DEHOP and DENSPM and its other products would terminate.

LIMITED PERSONNEL; RELIANCE ON STRATEGIC ALLIANCES; RELIANCE ON COLLABORATIVE ARRANGEMENTS FOR RESEARCH AND DEVELOPMENT

         SunPharm has only seven full-time employees and one part-time employee and is substantially dependent on third parties, with all of the risks attendant thereto, to conduct research and development, to conduct clinical trials of the Company's potential products and to manufacture DEHOP, DENSPM and other compounds for such research and development.

         The Company is dependent upon the University of Florida and Dr. Raymond Bergeron, the inventor of the Company's technology, with respect to all research and most early preclinical development of its potential products. The Company does not have, and has no immediate plans to construct, a laboratory facility. The Company has no control over the facilities where the research and development work is being performed or over the personnel performing such work. If the University of Florida breaches its obligations under its agreement with the Company, the Company's remedies may be limited by applicable law affecting actions against state agencies.

         The Company benefits significantly from and is dependent upon collaborative arrangements with the University of Florida and Dr. Bergeron. Although the Company believes that its relationships with its collaborators are good, there can be no assurance that the Company's relationships with such institutions and individuals will continue. The loss of these relationships would significantly increase the Company's expenses and could have a substantial negative effect on the Company's ability to attain its long-range objectives.

         The Company is dependent upon strategic alliances with Warner-Lambert and Nippon Kayaku with respect to the development and commercialization of DENSPM, and expects to rely upon future strategic alliances with other pharmaceutical companies with respect to other potential products. Although the Company believes that Warner-Lambert, Nippon Kayaku and any future strategic alliance partners have or will have an economic motivation to develop and commercialize such products, the amount and timing of resources to be devoted to these activities are not within the control of the Company and will be subject to the priorities of such strategic alliance partners in allocating these resources, which may not be consistent with the best interests of the Company. In addition, the Company's strategic alliance partners or their affiliates may be pursuing alternative products or technologies which may compete with the
Company's products and technologies. No assurances can be given that the Company's agreements with Warner-Lambert and Nippon Kayaku, or with any other strategic alliances the Company may enter in the future, will result in the successful development or commercialization of DENSPM or other potential products, or that any such agreements will result in any significant revenues, profits or cost savings to the Company. Furthermore, no assurances can be given that the Company will be able to enter into future strategic alliance agreements on favorable terms or at all. In addition, the Company's strategic alliance partners or their affiliates may be pursuing alternative products or technologies which may compete with the Company's products and technologies.

UNCERTAINTIES AS TO PATENTS AND PROPRIETARY TECHNOLOGIES

         Subject to a nonexclusive statutory license to the United States government, the Company is the exclusive licensee of more than 25 issued United States and foreign patents and numerous pending patent applications. The Company is required to meet specified milestone and diligence requirements in order to retain its license to the patents and other proprietary rights licensed from the Foundation. No assurance can be given that the Company will satisfy any of these requirements.

         The patent position of pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that the patents licensed from the Foundation will provide substantial protection or commercial benefit to the Company, afford the Company adequate protection from competing products, or not be challenged or declared invalid or that additional related United States or foreign patents will be issued, the occurrence of any of which could have a material adverse effect on the Company's operations. The United States government could use its rights as licensee of the Foundation's patents to increase the supply of products based on such patents or to reduce the cost of treatment with such products.

         Certain proprietary trade secrets and unpatented know-how are important to the Company. There can be no assurance that others may not independently develop the same or similar technologies. Although the Company has taken steps to protect its trade secrets and unpatented know-how, third parties nonetheless may gain access to such information.

         There has been significant litigation in the biotechnology and pharmaceutical industry regarding patents and other proprietary rights. If the Company became involved in similar litigation regarding its intellectual property rights, the cost of such litigation could be substantial.

         The limited capital resources of the Company could significantly adversely affect its ability to enforce or defend its intellectual property rights, especially against companies which have substantially more resources.

UNCERTAINTY OF HEALTH CARE REFORM MEASURES; THIRD-PARTY REIMBURSEMENT

         The Company's ability to successfully commercialize its products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. While the legislative and regulatory proposals of President Clinton to reform the health care system have been tabled temporarily and while the Company cannot predict whether any such future legislative or regulatory proposals will be adopted, the pendency of such proposals could have a material adverse effect on the Company's ability to raise capital. Any such reform measures, if adopted, could adversely affect the pricing of therapeutic products in the United States or the amount of reimbursement available from United States governmental agencies or third party insurers and could materially adversely affect the Company in general. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's proposed products.

         In both domestic and foreign markets, sales of the Company's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's proposed products are approved for marketing. Adoption of such legislation or regulations could further limit reimbursement for medical products and services.

COMPETITION; RAPID TECHNOLOGICAL CHANGE

         The Company is engaged in pharmaceutical product development characterized by extensive research efforts and rapid technological progress. There are many pharmaceutical companies, biotechnology companies, public and private universities, and research organizations actively engaged in research and development of products that may be similar to, or seek to attack the same targets as, SunPharm's products. Many of the Company's existing or potential competitors have substantially greater financial, technical, and human resources than the Company and may be better equipped to develop, manufacture, and market products. These companies may develop and introduce products and processes competitive with or superior to those of the Company. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of the Company's products, which might render the Company's technology and products uncompetitive or obsolete. There can be no assurance that the Company will be able to compete successfully.

RELIANCE ON FOUNDER

         The Company is highly dependent upon Stefan Borg, its founder, President and Chief Executive Officer. The loss of Mr. Borg's services could have a material adverse effect on the Company.

PRODUCT LIABILITY EXPOSURE; LIMITED INSURANCE COVERAGE

         The testing, marketing and sale of pharmaceutical products entails a risk of product liability claims by consumers and others and such claims may be asserted against the Company. The Company maintains $1,000,000 of primary and $1,000,000 of excess product liability coverage applicable only for DENSPM and DEHOP for the Phase I human clinical trials of DENSPM and for the Phase I and Phase II human clinical trials of DEHOP. There can be no assurance that the amount of product liability insurance maintained by the Company would be sufficient to cover the liabilities associated with claims that might be made in connection with such clinical trials, or that the Company will be able to maintain or obtain product liability insurance in the future at a reasonable cost or in an amount sufficient to cover all possible liabilities. In the event of a successful product liability suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Further, SunPharm is required to indemnify the University of Florida and its trustees, officers, employees and affiliates against claims resulting from the manufacture or sale of products derived from its polyamine compounds and to have product liability coverage naming the University of Florida as an additional insured for such risks.

LACK OF MANUFACTURING EXPERIENCE OR FACILITIES

         The Company currently contracts with third parties for the production of compounds in limited quantities for its preclinical and clinical trials and currently does not possess the staff or facilities necessary to manufacture products in commercial quantities. The Company has entered into an agreement, however, for the production of clinical-scale quantities of its products by third party contractors which it believes capable of supplying its short-term requirements. There can be no assurance that the polyamine compounds or iron chelators can be manufactured by the Company or its suppliers at a cost or in quantities necessary to make such compounds commercially viable products. The Company also may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in its supplies. If the Company is unable to obtain adequate supplies, its business would be materially adversely affected.

VOLATILITY OF STOCK PRICE; LIQUIDATION PREFERENCE; LACK OF DIVIDENDS

         The market prices for securities of biopharmaceutical companies historically have been highly volatile. Announcements concerning the Company or its competitors, including the results of testing and clinical trials, technological innovations, or commercial products, government regulations, developments concerning proprietary rights, including patents and litigation matters, a change in status of a collaborative partner, public concern relating to the commercial value or safety of the Company's products, and stock market conditions in general may have a significant impact on the price of the Common Stock.

         The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any such dividends in the foreseeable future. For the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1997, the Company incurred net losses of $2,159,001, $4,369,653, $2,836,609 and $2,886,762, respectively.

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. Of the 5,732,471 shares of Common Stock outstanding as of September 30, 1997, (i)
3,724,185 shares (including the Shares offered hereby that are presently outstanding) are eligible for sale without restriction under the Securities Act (except for shares of Common Stock held by affiliates of the Company whose shares may be sold subject to the volume limitations and certain other requirements of Rule 144 under the Securities Act) or have been registered for resale under the Securities Act and (ii) 1,948,286 shares are restricted securities that may not be resold unless the resale is registered under the Securities Act or it is made subject to the volume limitations and other restrictions of Rule 144 or another exemption from registration under the Securities Act. As of September 30, 1997, 5,560,885 shares of Common Stock (or 49.5% of the total number of shares outstanding on a fully diluted basis) were issuable upon the exercise of outstanding options and warrants, of which the issuance or resale of 2,333,621 shares (including the Shares offered hereby that are issuable upon the exercise of warrants or options) has been registered under the Securities Act. The existence of such warrants and options, as well as certain registration rights, may adversely affect the terms on which the Company may obtain additional equity financing.

CONCENTRATION OF STOCK OWNERSHIP; FACTORS INHIBITING TAKEOVER

         As of September 30, 1997, the Company's executive officers and directors beneficially owned approximately 45% of the Company's Common Stock. As a result, such persons will have a substantial influence on the Company's affairs and business. In addition, the Company's Board of Directors can, without obtaining stockholder approval, issue shares of preferred stock having rights that could adversely effect the voting power of holders of the Common Stock. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. Any of the foregoing factors may delay, defer or prevent a change in control of the Company. See "Description of Securities."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks, uncertainties and assumptions, including the risk factors set forth above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, expected, estimated or projected.


                                 USE OF PROCEEDS

      The Company intends to use the proceeds from the exercise of warrants and options, if any are exercised, for human clinical trials of DEHOP and DENSPM, research and development of other potential products and general corporate purposes. The Company will not receive any proceeds from sales, if any, of shares of Common Stock by the Selling Stockholders to the public.

                              SELLING STOCKHOLDERS

         The Shares covered by this Prospectus consist of (i) 816,010 shares of Common Stock that are issued and outstanding as of the date of this Prospectus,
(ii) 614,301 shares of Common Stock issuable upon the exercise of certain outstanding warrants, and (iii) 68,605 shares of Common Stock issuable upon the exercise of certain outstanding options.

         During the year ended December 31, 1996, the Company completed the private placement of 537,623 units pursuant to Section 4(2) of the Securities Act of 1933 for $5.50 per unit. Each unit consisted of one share of the Company's Common Stock and one redeemable Common Stock Purchase Warrant. The warrants included in the units had an original expiration date of four years from the date of issuance and original exercise prices of $5.50 per share until the first anniversary date, $6.50 per share until the second anniversary date, and $7.50 per share thereafter. The warrants are subject to redemption by the Company at $0.01 per warrant, provided the Company's Common Stock closes at a price (under the terms of such warrants as originally issued) of $8.50, $9.50 or $10.50 per share for 20 consecutive days during the second, third or fourth years, respectively, of the term of the warrant. Proceeds from the private placement were approximately $2,636,000 net of placement agent and other costs of approximately $321,000.

         Also during 1996, the Company offered certain of its existing warrant holders a 30% reduction in their applicable exercise price if they exercised their warrants prior to December 31, 1996. Additionally, for each four warrants exercised, participants were issued a warrant identical to the warrants issued in the private placement. As a result of this warrant exchange offer, 236,721 outstanding warrants were exercised in exchange for 236,721 shares of Company Stock and 59,178 new warrants. Proceeds from the warrant exchange were approximately $459,000, net offering costs of approximately $34,000.

         In April 1997, the Company offered to reduce the exercise price of the warrants issued in the 1996 private placement and warrant exchange offer to $3.00 per share, to extend the expiration date of the warrants to March 31, 2001, and to increase the price per share at which the Common Stock must trade to permit the Company to redeem the warrants to $16.00, $20.00 and $24.00 for 20 consecutive days during the years ending March 31, 1999, 2000 or 2001, respectively. The holders of warrants exercisable for an aggregate of 574,479 shares agreed to such modifications, in consideration for their consent and waiver with respect to the Company's sale of Common Stock and warrants to certain institutional investors in March 1997.

         The Shares offered hereby include shares of Common Stock sold to the Selling Stockholders in the Company's 1996 private placement and warrant exchange offer, as well as shares issuable upon the exercise of warrants issued in such transactions, pursuant to the Company's agreement to file a registration statement covering the resale of such shares by such Selling Stockholders. In addition, the Shares include certain shares of Common Stock issuable upon the exercise of warrants and options issued prior to the Company's 1995 initial public offering, pursuant to certain "piggyback" registration rights of the holders of such options and warrants.

         Certain shares of Common Stock owned by or issuable upon the exercise of warrants held by SunPharm Investors, L.P. ("SunPharm Investors"), a limited partnership of which Tioga Capital Corporation ("Tioga") is the general partner, are covered by this Prospectus. George B. Schwartz, a director of the Company, is the founder and President of Tioga. On July 19, 1996, the Company issued 159,842 shares of Common Stock and warrants to purchase 39,960 shares of Common Stock to SunPharm Investors in consideration for the exercise by SunPharm Investors of warrants to purchase 159,842 shares of Common Stock and the payment of the $304,262 exercise price of such warrants. In April 1997, in connection with the amendments to the terms of warrants issued in the Company's 1996 private placement and exchange offer, the Company agreed to reduce the exercise price of the warrants issued in July 1996 to $3.00 per share, and extended the expiration date of such warrants to March 31, 2001, on the same terms offered to other holders of such warrants.

         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock (including the shares issuable upon the exercise of the warrants and options) beneficially owned by each of them as of the date of this Prospectus, the number of shares covered by this Prospectus and the amount of shares to be held by each of them after the offering covered by this Prospectus (assuming that all shares subject to this Prospectus are sold).


                                                               SHARES OF COMMON STOCK                COMMON STOCK
                                         SHARES OF           COVERED BY THIS PROSPECTUS            BENEFICIALLY OWNED
                                       COMMON STOCK     -------------------------------------     AFTER THE OFFERING(1)
                                    BENEFICIALLY OWNED               ISSUABLE UPON            ---------------------------
                                         PRIOR TO                     EXERCISE OF                 NUMBER
     NAME OF SELLING STOCKHOLDER      THE OFFERING(1)   OUTSTANDING WARRANTS/OPTIONS   TOTAL     OF SHARES    PERCENTAGE
     ---------------------------      ---------------   ----------- ----------------   -----     ---------    ----------

Fred M. Cone, Jr....................        5,000           2,500      2,500           5,000       --             *
Jerome Goldberg.....................        5,000              --      5,000           5,000       --             *
Stanley and Lesley Berkovitz........        7,000           3,500      3,500           7,000       --             *
Richard M. Lilly TTEE
    Richard M. Lilly Revocable
    Trust...........................       20,000          10,000     10,000          20,000       --             *
Michael Lilly.......................       10,000           5,000      5,000          10,000       --             *
Nicholas Lilly......................        2,000           1,000      1,000           2,000       --             *
James Lilly.........................        2,000           1,000      1,000           2,000       --             *
David Zarchan.......................       27,272          13,636     13,636          27,272       --             *
Adolf Bohn..........................       72,720          36,360     36,360          72,720       --             *
KG Associates.......................       13,500           6,750      6,750          13,500       --             *
Henri Zimmerli......................       30,000          15,000     15,000          30,000       --             *
Tina D. Lilly IRA...................        6,000           3,000      3,000           6,000       --             *
Mary E. Stuart......................       18,180           9,090      9,090          18,180       --             *
JWM Partners........................        9,092           4,546      4,546           9,092       --             *
Universal Partners, L.P.............        2,857              --      2,857           2,857       --             *
George F. Bowles,
   Trustee Bowles Trust.............       28,571          22,857      5,714          28,571       --             *
Elliot S. Schlissel and
   Lois Schlissel...................       14,286          11,429      2,857          14,286       --             *
Jacqueline Lesley Towell............       14,286          11,429      2,857          14,286       --             *
Thomas Brazier and
   Paulette Butler..................        7,142           5,714      1,428           7,142       --             *
SunPharm Investors, L.P.............      307,820         159,842     39,960         199,802     108,018        1.9%
Julian J. D'Agostine................       18,180           9,090      9,090          18,180       --             *
Hans Bergman........................       10,000           5,000      5,000          10,000       --             *
Dr. Ben-Ami Feit and
   Ora Feit JTWROS..................        4,000           2,000      2,000           4,000       --             *
Ran Feit............................        6,508           3,254      3,254           6,508       --             *
Moshe Malki.........................        6,000           3,000      3,000           6,000       --             *
Guy Perkins.........................       20,000          10,000     10,000          20,000       --             *
Dr. Thierry Waelli..................       40,000          20,000     20,000          40,000       --             *
Isabelle Fischer....................       40,000          20,000     20,000          40,000       --             *
Menachem Benbassat..................        4,000           2,000      2,000           4,000       --             *
Gottfried Hofmann...................       80,000          40,000     40,000          80,000       --             *
Lewinger Family L.P.................      100,000          50,000     50,000         100,000       --             *
Peter Bollmann......................       10,000           5,000      5,000          10,000       --             *
Earlsward Limited...................       80,000          40,000     40,000          80,000       --             *
Veldan Olten Inc....................       80,000          40,000     40,000          80,000       --             *
Peter Waelli........................       60,000          30,000     30,000          60,000       --             *
Henri Chalhoub......................       20,000          10,000     10,000          20,000       --             *
Donald E. Kaplan....................        6,000           3,000      3,000           6,000       --             *
Carl J. Domino......................       20,000          10,000     10,000          20,000       --             *


                                                               SHARES OF COMMON STOCK                COMMON STOCK
                                         SHARES OF           COVERED BY THIS PROSPECTUS            BENEFICIALLY OWNED
                                       COMMON STOCK     -------------------------------------     AFTER THE OFFERING(1)
                                    BENEFICIALLY OWNED               ISSUABLE UPON            ---------------------------
                                         PRIOR TO                     EXERCISE OF                 NUMBER
     NAME OF SELLING STOCKHOLDER      THE OFFERING(1)   OUTSTANDING WARRANTS/OPTIONS   TOTAL     OF SHARES    PERCENTAGE
     ---------------------------      ---------------   ----------- ----------------   -----     ---------    ----------

W. Richard and Lori J. Lueck........       17,800           5,000     12,800          17,800       --             *
Miller Advisory Corp. Pension
   Plan & Trust, Ronald L. Miller,
   Trustee..........................       10,000           5,000      5,000          10,000       --             *
Margaret M. Jordan..................        2,000           1,000      1,000           2,000       --             *
Maurice and Stacy Gozlan
   Tenants by the Entirety..........       20,000          10,000     10,000          20,000       --             *
Deborah Christian...................        5,454           2,727      2,727           5,454       --             *
Josef Paradis and
   Shelley Paradis..................       36,360          18,180     18,180          36,360       --             *
Jeffrey H. Lerer....................        5,000           2,500      2,500           5,000       --             *
Alan Gainsford......................       15,000           7,500      7,500          15,000       --             *
Haim Shaked and
Ruth Shaked.........................        4,000           2,000      2,000           4,000       --             *
Richard N. Bernstein, as Trustee....       20,000          10,000     10,000          20,000       --             *
Milton Susman Trustee
   Milton Susman Trust
   UAD-5-8-89 FOB Milton
   Susman...........................       10,000           5,000      5,000          10,000       --             *
Michael Futerman....................       36,000          18,000     18,000          36,000       --             *
Sanford B. Miot.....................        9,090           4,545      4,545           9,090       --             *
Rush & Co...........................       37,200          18,600     18,600          37,200       --             *
Martin Greenberg....................        5,505              --      5,505           5,505       --             *
Moty Hermon.........................        3,000           1,500      1,500           3,000       --             *
Forsyth Realty, Inc. P/S............        9,090           4,545      4,545           9,090       --             *
Michael M. Rothkopf.................       15,500           5,000     10,500          15,500       --             *
Harry Z. Rosengart..................       91,500          51,220         --          51,220     40,280           *
Carmine C. Mascoli..................       28,106(3)       18,696         --          18,696      9,410           *
Gene Salkind, Trustee of the
   Danielle Schwartz Trust..........       52,718              --     52,718(2)       52,718       --             *
Howard, Darby & Levin...............        5,843              --      5,843(2)        5,843       --             *
Ronald T. Lyman.....................        3,970              --      3,970(2)        3,970       --             *
John H. Friedman....................        2,501              --      2,501(2)        2,501       --             *
Russell B. Pyne.....................        2,501              --      2,501(2)        2,501       --             *
Da H. Kim...........................        1,072              --      1,072(2)        1,072       --             *
TOTAL                                   1,527,936         816,010    682,906       1,498,916    157,708        2.7%
---------------------------

*    Represents less than 1%
(1) The table reflects the shares of Common Stock beneficially owned by each Selling Stockholder and includes the number of Shares being registered hereunder that each Selling Shareholder would receive upon exercise of all warrants and options, as well as the shares of Common Stock otherwise owned by such Selling Stockholder. While the Selling Stockholders have not expressed a specific intention as to the number of Shares to be sold, the table shows the beneficial ownership that would result if all Shares issuable upon exercise of the warrants and options were sold.
(2)  Shares of Common Stock that are issuable upon exercise of certain options.
(3) Includes 7,010 shares of common stock in which Mr. Mascoli holds beneficial interest through SunPharm Investors, L.P.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer the shares of Common Stock subject to this Prospectus from time to time for their own account in transactions on The Nasdaq Small Cap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The methods by which the shares may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) privately negotiated transactions.

         None of the proceeds from the sale of the shares of Common Stock subject to this Prospectus by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the Selling Stockholders, and has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act. The Selling Stockholders and any broker-dealers participating in the distribution of the shares of Common Stock subject to this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Shares by the Selling Stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commission under the Securities Act.

         The shares of Common Stock subject to this Prospectus have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

         If underwriters are used in any offering of shares of Common Stock, the underwriter or underwriters with respect to such offering will be named in a Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the shares of Common Stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such Common Stock, although such a firm may participate in the distribution of such Common Stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of Common Stock will (i) entitle the underwriters to indemnification by the Company and the Selling Stockholders against certain civil liabilities under the Securities Act; (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (iii) provide that the underwriters will be obligated to purchase all shares of such Common Stock so offered if any shares are purchased. If underwriters are used in any offering of Common Stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

         Underwriters, brokers and dealers may engage in transactions with or perform services for the Company in the ordinary course of business.

         Offers to purchase Common Stock may be solicited, and sales thereof may be made, by the Selling Stockholders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of Common Stock so acquired. This Prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, brokers or dealers, or directly to one or more purchasers, all in the manner described above.

         NEW  JERSEY   INVESTORS:   The   Securities   offered  by  the  Selling
Stockholders may be sold in New Jersey only through a registered broker-dealer or in reliance upon an exemption from registration under the Securities Act.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company has authorized 25,000,000 shares of Common Stock, par value $.0001 per share. As of September 30, 1997, 5,732,471 shares of Common Stock were issued and outstanding and held by approximately 130 holders of record.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to which stockholders may vote, including the election of directors. The holders of Common Stock are entitled to share ratably on a share for share basis with respect to any dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock included in the Units offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,500,000 shares of Preferred Stock, par value $.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

OUTSTANDING OPTIONS AND WARRANTS

         At September 30, 1997, the Company had an aggregate of 928,827 shares of Common Stock reserved for issuance pursuant to outstanding options and 521,620 additional shares available for the grant of options under the Company's 1994 Stock Option Plan and 1995 Nonemployee Directors' Stock Option Plan. At September 30, 1997, the Company had outstanding warrants to purchase an aggregate of 4,632,058 shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

         Continental Stock Transfer & Trust Company in New York, New York, is the transfer agent for the Common Stock.

REGISTRATION RIGHTS

         Pursuant to agreements between the Company and the holders of 634,100 outstanding shares of Common Stock and of warrants exercisable for an additional 524,618 shares of Common Stock, such holders have the right to require the Company to register the sale of such shares of Common Stock (the "Registrable Securities") under the Securities Act under certain circumstances. See "Risk Factors--Shares Eligible for Future Sale." Subject to certain exceptions, the holders of 50% of the Registrable Securities may require the Company to register the Registrable Securities held by them for public resale at the Company's expense, less underwriters' commissions. This right may be exercised twice, so long as at least 90% of the Registrable Securities requested to be registered were in fact registered and sold. In addition, if at any time following this offering the Company proposes to register any of its securities under the Securities Act, holders of Registrable Securities and holders of an additional 1,698,171 shares of Common Stock
(including 712,736 shares which may be acquired upon exercise of outstanding options and warrants) are entitled, subject to certain restrictions, to include their Registrable Securities in such registration. Finally, the Company has agreed to file and use its best efforts to cause the effectiveness of a registration statement on or before March 28, 1998 with respect to the resale of the 1,948,286 shares of Common Stock and 1,948,286 additional shares of Common Stock issuable upon the exercise of the warrants that were issued in the
Company's 1997 private placement of units consisting of Common Stock and warrants. The Company is required to bear all registration and selling expenses other than underwriters' commissions in connection with the registration of Registrable Securities for the two required registrations and for all Company-initiated registrations.

DELAWARE BUSINESS COMBINATION STATUTE

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby have been passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to recurring losses incurred by the Company from inception and to an uncertainty surrounding the Company's ability to obtain sufficient financing in 1997 which raises substantial doubt about the Company's ability to continue as a going concern), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVER OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL AT ANY TIME IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                      ------------------------------------


                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Available Information.......................................................2
Incorporation of Certain Documents
   by Reference.............................................................2
The Company.................................................................4
Risk Factors................................................................5
Use of Proceeds............................................................10
Selling Stockholders.......................................................11
Plan of Distribution.......................................................14
Description of Securities..................................................15
Legal Matters..............................................................16
Experts....................................................................16



================================================================================

================================================================================




                              SUNPHARM CORPORATION



                        1,498,916 SHARES OF COMMON STOCK




                               ------------------


                                   PROSPECTUS

                               ------------------






                                NOVEMBER 21, 1997



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.


SEC registration fee........................................ $       100
Blue Sky fees and expenses..................................          --
Legal fees and expenses.....................................       5,000
Accounting fees and expenses................................       5,000
Miscellaneous fees and expenses.............................       4,900
                                                             -----------
         TOTAL                                               $    15,000
                                                             ===========



ITEM 15.          INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Reference is made to Article VII of the By-Laws of the Company (filed as Exhibit 3.2) to the Company's Annual Report on Form 10-KSB for the fiscal ended December 31, 1996 and to Section 145 of the Delaware General Corporation Law, which, among other things and subject to certain conditions, authorize the Company to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors. Reference is further made to the Company's 1995 underwriting agreement (filed as Exhibit 1.1) to the Registration Statement on Form SB-2 (No. 33-85416-A) as filed on January 10, 1995, which contains provisions for the indemnification of directors, officers and controlling persons of the Company under certain circumstances.

ITEM 16.          EXHIBITS


    Exhibit No.      Description
    -----------      -----------

       *5.1          Opinion of Andrews & Kurth L.L.P.
       *23.1         Consent of Deloitte & Touche LLP
       *23.2         Consent  of  Andrews & Kurth  L.L.P.  (included  in opinion filed as Exhibit 5.1).
       *24.1         Power of Attorney (Included on signature page).

--------------
         *Filed Herewith

ITEM 17.          UNDERTAKINGS

                  The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on November 20, 1997.

                           SUNPHARM CORPORATION

                           By: /s/ STEFAN BORG
                               ---------------------------------
                                   Stefan Borg
                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stefan Borg his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


            SIGNATURE                                          TITLE                            DATE
            ---------                                          -----                            ----

  /S/ STEFAN BORG                              President, Director and Chief           November 20, 1997
  -------------------------------              Executive Officer (PRINCIPAL
      Stefan Borg                              EXECUTIVE AND ACCOUNTING OFFICER)

  /S/ PHILIP R. TRACY                          Chairman of the Board                   November 20, 1997
  -------------------------------              of Directors
      Philip R. Tracy

  /S/ CHARLES DIMMLER, III                     Director                                November 20, 1997
  -------------------------------
      Charles Dimmler, III

  /S/ JERRY T. JACKSON                         Director                                November 20, 1997
  -------------------------------
      Jerry T. Jackson

  /S/ ROBERT S. JANICKI                        Director                                November 20, 1997
  -------------------------------
      Robert S. Janicki
                                               Director                                November __, 1997
  -------------------------------
      Jacques F. Rejeange

  /S/ NORMAN H. LIPOFF                         Director                                November 20, 1997
  -------------------------------
      Norman H. Lipoff

  /S/ ROBERT A. SCHOELLHORN                    Director                                November 20, 1997
  -------------------------------
      Robert A. Schoellhorn

  /S/ GEORGE B. SCHWARTZ                       Director                                November 20, 1997
  -------------------------------
      George B. Schwartz

                                INDEX TO EXHIBITS


     EXHIBIT NO.        DESCRIPTION
     -----------        -----------

         *5.1           Opinion of Andrews & Kurth L.L.P.
        *23.1           Consent of Deloitte & Touche LLP
        *23.2           Consent of Andrews & Kurth  L.L.P.  (included in opinion
                        filed as Exhibit 5.1).
        *24.1           Power of Attorney (included on signature page).

---------------------------
*   Filed herewith.